Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT is made and entered into as of the 8th day of May 2020, by and between Mueller Water Products, Inc., a Delaware corporation (“Company”), and [Name of Employee] (“Employee”).
W I T N E S S E T H:
WHEREAS, Company and Employee entered into an executive employment agreement effective as of [Date of Agreement, as amended] (the “Agreement”);
WHEREAS, the Agreement provides for a base salary and bonus while employed;
WHEREAS, Company has requested that Employee accept a reduced salary for the period from May 18, 2020 to July 24, 2020 (“Reduction Period”) in recognition of salary cuts and other cost-saving measures implemented throughout the Company at its subsidiaries due to the novel Coronavirus (“COVID-19”) pandemic;
WHEREAS, Employee has consented to that reduction in pay, and wishes to document that consent by this agreement;
NOW, THEREFORE, Employee and Company, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:
1.Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.
2.Employee agrees and accepts a temporary reduction of 20% (“Temporary Pay Reduction”) in salary for the period from May 18, 2020 to July 24, 2020 (“Reduction Period”).
3.Employee agrees that “Good Reason,” as defined under the Agreement, shall not mean the Temporary Pay Reduction for the Reduction Period due to the COVID-19 pandemic.
4.The Parties acknowledge and agree that the Temporary Pay Reduction shall not, in any manner, reduce, modify, affect or otherwise be considered when determining Employee’s compensation or merit increases, including, but not limited to, for purposes of calculating change-in-control payments, severance payments, cash bonus amounts and/or equity awards.
5.The Parties acknowledge and agree that this Amendment has been negotiated at arm’s-length between persons knowledgeable in the matters dealt with herein. Accordingly, any rules of law that would require interpretation of any ambiguities against the party who drafted this Amendment do not apply and are expressly waived.

6.The Parties agree to cooperate fully and execute any and all documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Amendment.
7.The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Amendment shall be resolved as provided in the Agreement.
8.This Amendment shall be effective as of the date first set forth above.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:
J. Scott Hall
Chief Executive Officer

Name of Employee
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